Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-3 and related Prospectus of Tesoro Logistics LP, Tesoro Logistics Finance Corp. and other registrants for the registration of senior notes, and to the incorporation by reference therein of our report dated November 29, 2016, with respect to the combined consolidated financial statements of Tesoro Logistics LP included in its Current Report on Form 8-K dated November 29, 2016 and our report dated February 25, 2016, with respect to the effectiveness of internal control over financial reporting of Tesoro Logistics LP, included in its Annual Report (Form 10-K) for the year ended December 31, 2015, both filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Antonio, Texas
November 29, 2016